Exhibit 99.1

Predictive Oncology Announces 1-for-15 Reverse Stock Split

Common Stock Will Begin Trading on Split-Adjusted Basis on September 30, 2025

PITTSBURGH, PA. – September 25, 2025 – Predictive Oncology Inc. (Nasdaq: POAI), a leader in AI-driven drug development and discovery, today announced that it will effect a 1-for-15 reverse stock split of its issued and outstanding shares of common stock. The reverse stock split will become effective at 12:01 a.m. on Tuesday, September 30, 2025. Predictive Oncology’s common stock will continue to be traded on Nasdaq under the symbol POAI and will begin trading on a reverse split-adjusted basis when the market opens on Tuesday, September 30, 2025. The new CUSIP number for the Company’s common stock following the reverse stock split will be 74039M408.

The reverse stock split is primarily intended to bring the Company into compliance with the minimum bid price requirement to maintain the listing of the Company’s common stock on the Nasdaq Capital Market. At a special meeting of stockholders held on September 19, 2025, Predictive Oncology’s stockholders approved a reverse stock split of Predictive Oncology’s common stock through an amendment to its Certificate of Incorporation at a ratio of 1-for-15.

At the effective time of the reverse stock split, every 15 shares of Predictive Oncology’s issued and outstanding common stock will be combined automatically into one share of common stock without any change in the par value per share. Stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the reverse stock split. Pacific Stock Transfer is acting as the exchange agent for the reverse stock split and will send stockholders a transaction statement indicating the number of shares of common stock that stockholders hold after the reverse stock split. It is not necessary for stockholders holding shares of the Company’s common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the reverse stock split, although stockholders may do so if they wish. Prior to the reverse stock split, the Company had 11,436,201 shares of its common stock outstanding and immediately following the reverse stock split, there will be 762,414 shares of its common stock outstanding, subject to adjustment for the rounding up of fractional shares.

The reverse stock split will affect all holders of Predictive Oncology’s common stock uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. Any fractional share of a stockholder resulting from the reverse stock split will be rounded up to the nearest whole share. Proportional adjustments will be made to the number of shares of Predictive Oncology’s common stock issuable upon exercise or vesting of Predictive Oncology’s equity awards, convertible preferred stock and warrants, as well as the applicable exercise price. Stockholders with shares in brokerage accounts should direct any questions concerning the reverse stock split to their broker; all other stockholders may direct questions to the Company’s transfer agent, Pacific Stock Transfer, at 1-800-785-7782, or by email at cs@pacificstocktransfer.com.

About Predictive Oncology:

Predictive Oncology is on the cutting edge of the rapidly growing use of artificial intelligence and machine learning to expedite early drug discovery and enable drug development for the benefit of cancer patients worldwide. The company’s scientifically validated AI platform, PEDAL, is able to predict with 92% accuracy if a tumor sample will respond to a certain drug compound, allowing for a more informed selection of drug/tumor type combinations for subsequent in-vitro testing. Together with the company’s vast biobank of more than 150,000 assay-capable heterogenous human tumor samples, Predictive Oncology offers its academic and industry partners one of the industry’s broadest AI-based drug discovery solutions, further complimented by its wholly owned CLIA laboratory facility. Predictive Oncology is headquartered in Pittsburgh, PA.

Forward-Looking Statements:

Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, our ability to cure any deficiencies in compliance with Nasdaq’s minimum bid price requirement or maintain compliance with other Nasdaq Listing Rules, the ability of the reverse split to allow us to regain compliance with Nasdaq’s minimum bid price requirement, our ability to obtain any additional relief necessary to regain compliance from Nasdaq or to meet applicable Nasdaq requirements for any such relief, risks related to the substantial costs and diversion of personnel’s attention and resources due to these matters,, and other factors discussed under the heading “Risk Factors” in our filings with the SEC. While we are taking actions to address our non-compliance with Nasdaq’s minimum bid price requirement, there can be no assurance that we will regain compliance. Continued non-compliance or a delisting from Nasdaq would materially and adversely affect our ability to raise capital and our financial condition and business. Forward-looking statements speak only as of the date they are made. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

Investor Relations Contact:

Michael Moyer

LifeSci Advisors, LLC

mmoyer@lifesciadvisors.com